Exhibit 2.2

MAUDORE MINERALS LTD.

FINANCIAL STATEMENTS

2012

Maudore Minerals Ltd.

2000 Peel Street, Suite 620, Montreal, QC, H3A 2W5

Tel.: 514.439.0990 – Fax: 514.439.0590

Website: www.maudore.com – Email: info@maudore.com

TSX-V : MAO

Independent Auditor’s Report

Raymond Chabot Grant Thornton LLP
Place du Québec
888 3rd Avenue
To the Shareholders of	Val-d’Or, Quebec J9P 5E6
Maudore Minerals Ltd
Telephone: 819-825-6226
Fax: 819-825-1461
www.rcgt.com

We have audited the accompanying financial statements of Maudore Minerals Ltd, which comprise the statements of financial position as at December 31, 2012 and 2011 and the statements of comprehensive loss, the statements of change in equity and the statements of cash flows for the years ended December 31, 2012 and 2011 and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

Partnership of Chartered Professional Accountants

Member of Grant Thornton International Ltd

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Maudore Minerals Ltd as at December 31, 2012 and 2011 and its financial performance and its cash flows for the years ended December 31, 2012 and 2011 in accordance with International Financial Reporting Standards.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 in the financial statements which indicates that the Company has not yet generated any income or cash flows from operations and the Company’s cumulated deficit amount to $12,423,339 as at December 31, 2012. These conditions, along with other matters as set forth in Note 2, indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

1

Val-d’Or

April 3, 2013

[1]	CPA auditor, CA public accountancy permit no. A107240

MAUDORE MINERALS LTD.

Statement of Financial Position

As at December 31, 2012 and 2011

(in Canadian dollars)

	Notes	December 31, 2012	December 31, 2011
		$	$
ASSETS
Current
Cash and cash equivalents	5	3,126,129	15,169,610
Tax credits receivable		149,286	3,682,447
Sales tax receivable		211,700	350,696
Prepaid expenses		40,513	56,699

		3,527,628	19,259,452
Non-current
Exploration and evaluation assets	6	44,480,107	28,687,459

Total assets		48,007,735	47,946,911

LIABILITIES
Current
Accounts payable and accrued liabilities		2,370,541	1,953,756
Liabilities related to the issuance of flow-through share units		—	5,435,214

		2,370,541	7,388,970
Non-current
Term loans	7	3,091,383	—
Deferred tax liabilities		5,040,954	1,995,278

		8,132,337	1,995,278
Total liabilities		10,502,878	9,384,248

EQUITY
Share capital	8.1	43,348,994	42,721,672
Contributed surplus		5,979,425	4,970,148
Warrants	8.2	599,777	1,176,091
Deficit		(12,423,339)	(10,305,248)

Total equity		37,504,857	38,562,663

Total liabilities and equity		48,007,735	47,946,911

The accompanying notes are an integral part of the financial statements.

These financial statements were approved and authorized for issue by the Board of Directors on April 3, 2013.

(S) Kevin Tomlinson	(S) Keith Harris
Director	Director

MAUDORE MINERALS LTD.

Statement of Comprehensive Loss

Years ended December 31, 2012 and 2011

(in Canadian dollars)

	Notes	2012	2011
		$	$
EXPENSES
Salaries, remuneration and other employee benefits expense		529,925	255,711
Share-based compensation	9	672,300	1,510,115
Professional and contractual fees		939,126	387,653
Regulatory fees and shareholders relations		210,919	143,769
Publicity, travel and promotion		301,174	284,128
Office expenses		171,504	122,451
Bank charges		3,415	1,776
Professional fees related to proxy contest		1,687,825	—

Operating expenses		4,516,188	2,705,603
OTHER INCOME OR EXPENSES
Interest expense		(63,313)	(6,203)
Interest income		86,901	54,046

Loss before income taxes		(4,492,600)	(2,657,760)
Recovery of deferred income taxes		2,374,509	853,055

NET LOSS AND COMPREHENSIVE LOSS		(2,118,091)	(1,804,705)

Basic and diluted loss per share	11	(0.08)	(0.07)

The accompanying notes are an integral part of the financial statements.

MAUDORE MINERALS LTD.

Statement of Change in Equity

Years ended December 31, 2012 and 2011

(in Canadian dollars)

	Number of shares outstanding	Share capital	Contributed surplus	Warrants	Deficit	Total equity
		$	$	$	$	$
Balance at January 1, 2011	23,400,380	28,395,563	3,469,634	297,366	(8,500,543)	23,662,020
Net loss and comprehensive loss	—	—	—	—	(1,804,705)	(1,804,705)
Share-based compensation	—	—	1,925,875	—	—	1,925,875
Flow-through share units issued (note 8.1 and 8.2)	2,761,807	14,309,900	—	878,725	—	15,188,625
Exercise of share options (note 9)	532,000	1,092,561	(425,361)	—	—	667,200
Share issue expenses a)	—	(1,076,352)	—	—	—	(1,076,352)

Balance at December 31, 2011	26,694,187	42,721,672	4,970,148	1,176,091	(10,305,248)	38,562,663

Balance at January 1, 2012	26,694,187	42,721,672	4,970,148	1,176,091	(10,305,248)	38,562,663
Net loss and comprehensive loss	—	—	—	—	(2,118,091)	(2,118,091)
Share-based compensation	—	—	713,800	—	—	713,800
Warrants expired	—	—	576,314	(576,314)	—	—
Exercise of share options	247,500	668,162	(280,837)	—	—	387,325
Share issue expenses a)	—	(40,840)	—	—	—	(40,840)

Balance at December 31, 2012	26,941,687	43,348,994	5,979,425	599,777	(12,423,339)	37,504,857

The accompanying notes are an integral part of the financial statements.

a)	Share issue expenses has been reduced by a deferred income tax of $15,029 ($429,143 in 2011).

MAUDORE MINERALS LTD.

Statement of Cash Flows

Years ended December 31, 2012 and 2011

(in Canadian dollars)

		2012	2011
		$	$
OPERATING ACTIVITIES
Net loss		(2,118,091)	(1,804,705)
Adjustments
Recovery of deferred income taxes		(2,374,509)	(853,055)
Share-based compensation		672,300	1,565,875
Accrued interest related to the term loans		18,329	—
Structuring fees related to the term loans		5,454	—
Changes in working capital items	12	1,110,333	60,959

		(2,686,184)	(1,030,926)
INVESTING ACTIVITIES
Additions to exploration and evaluation assets		(16,450,334)	(13,270,672)
Tax credits received		3,693,981	431,388

		(12,756,353)	(12,839,284)
FINANCING
Issue of term loans		3,250,000	—
Term loans structuring fees		(182,400)	—
Issue of flow-through share units		—	22,946,615
Issue of shares through exercise of share options		387,325	667,200
Share issue expenses		(55,869)	(1,505,496)

		3,399,056	22,108,319
Net change in cash and cash equivalents		(12,043,481)	8,238,109
Cash and cash equivalents, beginning		15,169,610	6,931,501

Cash and cash equivalents, end		3,126,129	15,169,610

Additional information
Interest received from operating activities		88,213	51,840

The accompanying notes are an integral part of the financial statements.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

1.	NATURE OF OPERATIONS

Maudore Minerals Ltd (hereinafter the “Company”) specializes in exploration of gold mining sites located in Canada. The Company was incorporated under the Ontario Business Corporations Act on September 20, 1996. The address of the Company’s principal place of business is 2000, Peel street, suite 620, Montreal, Quebec, Canada. The Company’s shares are listed on the TSX Venture Exchange under the MAO ticker.

2.	GOING CONCERN ASSUMPTION AND COMPLIANCE WITH IFRS

The financial statements have been prepared in compliance with International Financial Reporting Standards (“IFRS”) and on the basis of the going concern assumption, meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company has not yet determined whether its mineral properties contain mineral deposits that are economically recoverable, the Company has not yet generated any income or cash flows from its operations. As at December 31, 2012, the Company has a negative cumulated deficit of $12,423,339 ($10,305,248 as at December 31, 2011). These material uncertainties cast significant doubt regarding the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional financing to further explore its mineral properties. Even if the Company has been successful in the past in doing so, there is no assurance that it will manage to obtain additional financing in the future.

The carrying amounts of assets, liabilities, revenues and expenses presented in the financial statements and the classification used in the statement of financial position have not been adjusted as would be required if the going concern assumption was not appropriate.

3.	SUMMARY OF ACCOUNTING POLICIES

3.1	Overall considerations

The significant accounting policies that have been applied in the preparation of these financial statements are summarized below.

3.2	Basis of evaluation

The financial statements are prepared using the historical cost method.

3.3	Functional and presentation currency

The financial statements are presented in Canadian dollars, which is the Company’s functional currency.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (CONT’D)

3.4	Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument and are measured initially at fair value adjusted by transactions costs except for those carried at fair value though profit or loss which are measured initially at fair value.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred.

A financial liability is derecognized when it is extinguished, discharged, cancelled or when it expires.

Financial assets and financial liabilities are measured subsequently as described below.

Financial assets

For the purpose of subsequent measurement, financial assets are classified into the category loans and receivables upon initial recognition.

The category determines subsequent measurement and whether any resulting income and expense is recognized in profit or loss or in other comprehensive income. All income and expenses relating to financial assets that are recognized in profit or loss are presented within Finance costs or Interest income, if applicable.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial recognition, these are measured at amortized cost using the effective interest method, less provision for impairment. Discounting is omitted where the effect of discounting is immaterial. The Company’s cash and cash equivalents fall into this category of financial instruments.

Impairment of financial assets

All financial assets, except for those at fair value through profit or loss, are subject to review for impairment at least at each reporting date. Financial assets are impaired when there is any objective evidence that a financial asset or a group of financial assets is impaired.

Objective evidence of impairment could include:

•	Significant financial difficulty of the issuer or counterparty;

•	Default or delinquency in interest or principal payments; or

•	It is becoming probable that the borrower will enter bankruptcy or financial reorganization.

Financial liabilities

The Company’s financial liabilities include accounts payable and accrued liabilities and term loans.

Financial liabilities are measured subsequently at amortized cost using the effective interest method.

All interest-related charges are reported in profit or loss within interest and structuring fees related to the term loans.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (CONT’D)

3.5	Basic and diluted loss per share

Basic loss per share is calculated by dividing the loss attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is calculated by adjusting loss attributable to ordinary equity holders of the Company, and the weighted average number of ordinary shares outstanding, for the effects of all dilutive potential ordinary shares which include options and warrants. Dilutive potential ordinary shares shall be deemed to have been converted into ordinary shares at the average market price at the beginning of the period or, if later, at the date of issue of the potential ordinary shares.

3.6	Cash and cash equivalents

Cash and cash equivalents comprise cash in bank, bankers acceptances and demand deposits, together with other short-term, highly liquid investments with original maturities of three months or less, and that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

3.7	Tax credits receivable

The Company is entitled to a refundable tax credit on qualified exploration expenditures incurred and refundable credit on duties for losses under the Mining Tax Act. These tax credits are recognized as a reduction of the exploration and evaluation expenses incurred.

3.8	Exploration and evaluation expenses and evaluation and exploration assets

Exploration and evaluation expenses are costs incurred in the course of initial search for mineral deposits with economic potential. Costs incurred before the legal right to undertake exploration and evaluation activities are recognized in profit or loss when they are incurred.

Once the legal right to undertake exploration and evaluation activities has been obtained, the costs of acquiring mineral rights, expenses related to the exploration and evaluation of mining properties, less tax credits related to these expenses are recorded as exploration and evaluation assets. Expenses related to exploration and evaluation include topographical, geological, geochemical and geophysical studies, exploration drilling, trenching, sampling and other costs related to the evaluation of the technical feasibility and commercial viability of extracting a mineral resource. The various costs are capitalized on a property-by-property basis pending determination of the technical feasibility and commercial viability of extracting a mineral resource. These assets are recognized as intangible assets and are carried at cost less any accumulated impairment losses. No depreciation expenses are recognized for these assets during the exploration and evaluation phase.

Whenever a mining property is considered no longer viable, or is abandoned, the capitalized amounts are written down to their recoverable amounts (see Note 3.9); the difference is then immediately recognized in profit or loss. When technical feasibility and commercial viability of extracting a mineral resource are demonstrable, exploration and evaluation assets related to the mining property are transferred to property and equipment in Mining assets under construction. Before the reclassification, exploration and evaluation assets are tested for impairment (see Note 3.9) and any impairment loss is recognized in profit or loss before reclassification. To date, neither the technical feasibility nor the commercial viability of a mineral resource has been demonstrated.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (CONT’D)

Although the Company has taken steps to verify title to the mining properties in which it holds an interest, in accordance with industry practices for the current stage of exploration and development of such properties, however these procedures do not guarantee the validity of the Company’s titles. Property titles may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

3.9	Impairment of Exploration and evaluation assets

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at a cash-generating unit level.

Whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, an asset or cash-generating unit is reviewed for impairment. Impairment reviews for exploration and evaluation assets are carried out on a project by project basis, with each project representing a potential single cash generating unit. Additionally, when technical feasibility and commercial viability of extracting a mineral resource are demonstrable, the exploration and evaluations assets of the related mining property are tested for impairment before these items are transferred to property and equipment.

An impairment loss is recognized in profit or loss for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount. The recoverable amount of an asset or a cash generating unit is the higher of its fair value less cost to sell and its value in use. An impairment charge is reversed if the asset’s or cash-generating unit’s recoverable amount exceeds its carrying amount.

3.10	Provisions

Provisions are recognized when present obligations as a result of a past event will probably lead to an outflow of economic resources from the Company and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive commitment that has resulted from past events, for example, legal disputes, decommissioning, restoration and similar liabilities, or onerous contracts.

The Company’s operations are governed by government environment protection legislation. Environmental consequences are difficult to identify in terms of amounts, timetable and impact. The Company’s operations are in compliance with current laws and regulations. When the technical feasibility and commercial viability of extracting a mineral resource have been demonstrated, a restoration provision will be recognized in the cost of the mining property when there is constructive commitment that has resulted from past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount of the obligation can be measured with sufficient reliability.

In those cases where the possible out flow of economic resources as a result of present obligations is considered improbable or remote, no liability is recognized, unless it was assumed in the course of a business combination.

Provisions are reviewed at each reporting date and adjusted to reflect the current best estimate. At December 31, 2012 and 2011, there is no provision in the statement of financial position.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (CONT’D)

3.11	Employee benefits

The cost of short-term employee benefits (those payable within 12 months after the service is rendered, such as paid vacation leave and sick leave, bonuses,) is recognized in the year in which the services are rendered and is not discounted.

The expected cost of compensated absences is recognized in profit or loss as the employees render services that increase their entitlement. The cost of bonus payments is recognized in profit or loss when there is a legal or constructive obligation to make such payments as a result of past performance.

3.12	Operating lease agreements

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments under an operating lease are charged to the statement of comprehensive loss or capitalized in the exploration and evaluation assets on a straight-line basis over the period of the lease. Related expenses, such as maintenance and insurance expenses are charged as incurred.

3.13	Income taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity. However, since the Company is at the exploration stage there is no taxable income, the tax cost recognized on income represents solely deferred tax. Current income tax assets and/or liabilities comprise those obligations to, or claims from, fiscal authorities relating to the current or prior reporting periods, that are unpaid at the reporting date. Current tax is payable on taxable profit, which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred income taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. However, deferred tax is not provided on the initial recognition of an asset or liability unless the related transaction is a business combination or affects tax or accounting profit. Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period. Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income. Deferred tax liabilities are always recognized in whole.

Deferred tax assets and liabilities are offset only when the Company has a right and intention to set off current tax assets and liabilities from the same taxation authority. Changes in deferred tax assets or liabilities are recognized as deferred income tax in net comprehensive income, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

Under the provisions of tax legislation relating to flow-through shares, the Company is required to transfer its right to tax deduction related to exploration activities to the benefit of the investors. When the Company fulfilled its obligation to transfer this right, which arise when the company incurred eligible expenses, and the Company has renounced to tax deduction, a deferred tax liabilities is recognized for the temporal difference between eligible expenses recorded under asset in the statement of financial position and their tax base.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (CONT’D)

3.14	Equity

Share capital represents the amount received on the issue of shares, less issuance costs net of any income tax benefit on the related financing expenses. When shares are issued, following the exercise of share options or warrants, this item also includes the compensation recognized previously to contributed surplus and warrants.

Flow-through placements

Issuance of flow-through share units represents in substance an issue of ordinary shares, warrants and the sale of a right to tax deductions to the benefit of investors. At the time of issue of flow-through share units, the disposal of the right to tax deductions is deferred and presented as liabilities related to the issuance of flow-through share units in the statement financial position. The proceeds received of flow-through placements are allocated between share capital, warrants and other liabilities using the residual method. Proceeds are allocated to shares according to the fair value at the time of issuance then to warrants according to their fair value at the time of issuance and the residual proceeds are allocated to liabilities related to the issuance of flow-through share units. The fair value of warrants is determined using the Black Sholes evaluation model. When the Company has renounced to its tax deductions right and has incurred eligible expenditures, the amount recognized as liabilities related to the issuance of flow-through share units is reversed and recognized to profit or loss as a deduction to differed tax expenses.

Other elements of equity

Contributed surplus includes charges related to share options until such equity instruments are exercised and charges related to warrants expired. When options are exercised, corresponding compensation costs are transferred to share capital.

Warrants included expenses relating to warrants until the exercise of the warrants. When the warrants are exercised corresponding compensation are transferred to share capital. When the warrants are expired, the corresponding charges are transferred to contributed surplus.

Deficit includes all current and prior period retained profits or losses.

3.15 Share-based compensation

The Company operates an equity-settled share-based remuneration plan (share options plan) for its eligible directors, officers, employees and consultants. The Company’s plan does not feature any options for a cash settlement.

All goods and services received in exchange for the grant of any share-based payments are measured at their fair values unless that fair value can not be estimated reliably. In that case the fair value of goods and services received will be valued according to the fair value of the equity instrument granted. Where employees or third party providing services similarly to those of employees, are rewarded using share-based payments, the fair value of the services rendered by the employees is determined indirectly by reference to the fair value of the equity instruments granted. This fair value is appraised at the grant date and excludes the impact of non-market vesting conditions.

All equity-settled share-based payments (except for warrants issued to brokers) are ultimately recognized as an expense in the profit or loss or capitalized as an exploration and evaluation asset, depending on the nature of the payment with a corresponding credit to Contributed surplus, in equity. Warrants issued to brokers are recorded as issuance cost of financial equity instruments and the counterpart as a warrants within equity.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (CONT’D)

If vesting periods or other vesting conditions apply, the expense is allocated over the vesting year, based on the best available estimate of the number of share options expected to vest. Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior period if share options ultimately exercised are different to that estimated on vesting.

Upon exercise of share options, the proceeds received net of any directly attributable transaction costs and the corresponding compensation cost recognized in contributed surplus are recorded to share capital.

3.16	Interests

Interest expenses on term loans are reported on an accrual basis using the effective interest method.

3.17	Segmental reporting

The Company presents and discloses segmental information based on the internal reports that are regularly reviewed by the Chairman and the Board of Directors in order to assess each segment’s performance. The Company has determined that there was only one operating segment: Sector of exploration and evaluation.

3.18	Accounting standards issued but not yet effective

At the date of authorization of these financial statements, certain new standards, amendments and interpretations to existing standards have been published but are not yet effective, and have not been adopted early by the Company. These standards will be adopted at the effective date.

Management anticipates that all of the pronouncements will be adopted in the Company’s accounting policy for the first period beginning after the effective date of the pronouncement. Information on new standards, amendments and interpretations that are expected to be relevant to the Company’s financial statements is provided below. Certain other new standards and interpretations have been issued but are not expected to have been issued but are not expected to have an impact on the Company’s financial statements.

a)	IFRS 9, International Financial Reporting Standard, (“IFRS 9”)

IFRS 9 was issued in November 2009 and contained requirements for financial assets. This standard addresses recognition, classification, derecognition and measurement of financial assets and replaces the multiple category and measurement models in IAS 39 for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss to the extent not clearly representing a return of investment, are recognized in profit or loss; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

3.	SUMMARY OF ACCOUNTING POLICIES (CONT’D)

Requirements for financial liabilities were added in October 2010 and they largely carried forward existing requirements in IAS 39, Financial Instruments – Recognition and Measurement, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in other comprehensive income. This standard is required to be applied for accounting periods beginning on or after January 1, 2015, with earlier adoption permitted. The company has not yet assessed the impact of the standard or determined whether it will adopt the standard early.

b)	IFRS 13, Fair Value Measurement, (“IFRS 13”)

IFRS 13 provides guidance on how fair value should be applied where its use is already required or permitted by other standards within IFRS, including a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRS. Management does not anticipate impact on the Company’s financial statements for this standard except maybe for the disclosure. IFRS 13 was issued by the IASB on May 12, 2011 and is effective for annual periods beginning on or after January 1, 2013.

4.	CRITICAL ACCOUNTING ESTIMATES, JUDGMENTS AND ASSUMPTIONS

When preparing the financial statements, management undertakes a number of judgments, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results are likely to differ from the judgments, estimates and assumptions made by management, and will seldom equal the estimated results. Information about the significant judgments, estimates and assumptions that have the most significant effect on the recognition and measurement of assets, liabilities, income and expenses are discussed below.

4.1	Significant management judgment

a)	Impairment of assets and exploration and evaluation assets

Determining if there are any facts and circumstances indicating impairment loss or reversal of impairment losses are a subjective process involving judgment and a number of estimates and interpretations in many cases. Determining whether to test for impairment of exploration and evaluation assets requires management’s judgment, among others, regarding the following: the period for which the entity has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed; substantive expenditure on further exploration and evaluation of mineral resources in a specific area is neither budgeted nor planned; exploration for and evaluation of mineral resources in a specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area; or sufficient data exists to indicate that, although a development in a specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale.

b)	Deferred income taxes

The assessment of availability of future taxable profits involves judgment. A deferred tax asset is recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilized. Judgment is also involved in the determination of the expected manner of realization or settlement of the carrying amount of the Company’s assets and liabilities which is expected to be through the sale of the Company’s assets.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

4.	CRITICAL ACCOUNTING ESTIMATES, JUDGMENTS AND ASSUMPTIONS (CONT’D)

4.2	Significant estimations

a)	Impairment of assets and exploration and evaluation assets

When an indication of impairment loss or a reversal of an impairment loss exists, the recoverable amount of the individual asset must be estimated. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash generating unit to which the asset belongs must be determined.

There was no impairment loss of the exploration and evaluation assets recognized in profit or loss for the years ended December 31, 2012 and 2011.

b)	Share-based payments

The estimation of share-based payment costs requires the selection of an appropriate valuation model and consideration as to the inputs necessary for the valuation model chosen. The Company has made estimates as to the volatility of its own share, the probable life of share options and warrants granted and the time of exercise of those share options and warrants. The model used by the Company is the Black-Scholes valuation model.

5.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents include the following components:

	December 31, 2012	December 31, 2011
	$	$
Cash	3,126,129	5,375,872
Banker acceptances, 0.45% to 0.72% maturing from January to March 2012	—	9,793,738

Cash and cash equivalents	3,126,129	15,169,610

As at December 31, 2012, the Company holds $2,000,894 (nil as at December 31, 2011) of cash in a saving bank account earning interest at 0.45% (from $1 to $59,999), 0.65% (from $60,000 to $500,000) and 1.35% (from $500,000 to $10,000,000).

As at December 31, 2011, cash and cash equivalents include an amount of $15,169,610 that represents the balance on flow-through financing not spent according to the restrictions imposed by these financing arrangements. The Company has to dedicate these funds to expenses on exploration and evaluation assets. All exploration work relating to the 2011 flow-though financing were completed before December 31, 2012.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

6.	EXPLORATION AND EVALUATION ASSETS

Summary of exploration and evaluation assets

	December 31, 2012	December 31, 2011
	$	$
Mining rights	710,469	557,248
Exploration and evaluation expenses	43,769,638	28,130,211

Total, exploration and evaluation assets	44,480,107	28,687,459

Mining rights:

	January 1, 2012	Additions	December 31, 2012
	$	$	$
Abitibi, Quebec
Comtois	383,168	65,202	448,370
Sadie	15,991	8,864	24,855
Sleeping Giant S-E	18,582	3,935	22,517
Bell	5,193	5,561	10,754
Fontenau-Themines	6,069	3,994	10,063
North Shore	11,431	5,653	17,084
Bernetz	6,812	1,737	8,549
Cedar Rapids	12,640	11,497	24,137
Mazarin-Glandelet	37,873	21,421	59,294
Dalet	58,301	22,710	81,011
Pakodji	1,188	1,057	2,245
Comtois Southwest	—	1,590	1,590

Total, mining rights	557,248	153,221	710,469

	January 1, 2011	Additions	December 31, 2011
	$	$	$
Abitibi, Quebec
Comtois	371,742	11,426	383,168
Sadie	15,991	—	15,991
Sleeping Giant S-E	18,382	200	18,582
Bell	5,193	—	5,193
Fontenau-Themines	6,069	—	6,069
North Shore	10,054	1,377	11,431
Bernetz	6,560	252	6,812
Cedar Rapids	11,478	1,162	12,640
Mazarin-Glandelet	35,876	1,997	37,873
Dalet	38,899	19,402	58,301
Pakodji	1,188	—	1,188

Total, mining rights	521,432	35,816	557,248

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

6.	EXPLORATION AND EVALUATION ASSETS (CONT’D)

Exploration and evaluation expenses:

	January 1, 2012	Additions	Tax credits	December 31, 2012
	$	$	$	$
Abitibi, Quebec
Comtois	23,831,343	11,033,029	(160,820)	34,703,552
Hudson, Newmont option	204,319	1,321,479	—	1,525,798
Sadie	286,061	6,648	—	292,709
Sleeping Giant S-E	629,891	130,383	—	760,274
Bell	341,491	188,433	—	529,924
Fontenau-Themines	204,322	122,967	—	327,289
North Shore	898,019	588,975	—	1,486,994
Bernetz	183,923	146,500	—	330,423
Cedar Rapids	220,563	117,269	—	337,832
Mazarin-Glandelet	437,814	577,909	—	1,015,723
Dalet	297,494	1,313,997	—	1,611,491
Pakodji	48,131	149,158	—	197,289
Comptois Southwest	546,840	103,500	—	650,340

Total, exploration and evaluation expenses	28,130,211	15,800,247	(160,820)	43,769,638

	January 1, 2011	Additions	December 31, 2011
	$	$	$
Abitibi, Quebec
Comtois	13,123,819	10,707,524	23,831,343
Hudson, Newmont option	204,319	—	204,319
Sadie	249,078	36,983	286,061
Sleeping Giant S-E	284,343	345,548	629,891
Bell	117,493	223,998	341,491
Fontenau-Themines	126,678	77,644	204,322
North Shore	192,717	705,302	898,019
Bernetz	140,835	43,088	183,923
Cedar Rapids	6,192	214,371	220,563
Mazarin-Glandelet	50,800	387,014	437,814
Dalet	412	297,082	297,494
Pakodji	22,586	25,545	48,131
Comptois Southwest	178,163	368,677	546,840

Total, exploration and evaluation expenses	14,697,435	13,432,776	28,130,211

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

6.	EXPLORATION AND EVALUATION ASSETS (CONT’D)

6.1	Comtois

The Company holds the Comtois property located northwest of the town of Lebel-sur-Quévillon. Part of the property, designated “Osborne”, comprising 12 claims, is subject to a royalty of 10% NPI which can be bought back with a one-time cash payment of $500,000.

6.2	Hudson, Newmont option

On June 1, 2001, the Company signed a letter of intent with Newmont Canada Ltd. (Newmont), under which the Company has acquired a 95% interest in 15 mining claims located in the Fraser township in consideration of $200,000 in exploration expenditures on the property (completed). Newmont is entitled to a 1.45% net smelter return (“NSR”). According to this agreement, at the time the Company will have spent $1 million on the property, Newmont will have the option to buy back a 51% interest in the property, in consideration of exploration expenditures of $750,000. The companies will then form a joint venture.

As of December 31, 2012, $1,525,798 of exploration expenses were incurred on the property and a letter will be sent in February 2013 to inquire if Newmont intends to exercise its option to buy back a 51% interest in the property.

The other 5% interest is a non-contributory interest held by the Société de développement de la Baie James (SDBJ). According to an agreement signed on August 15, 2001, the 5% interest held by SDBJ will be converted into a 2% NSR (1% of which can be re-acquired by the Company for an amount of $250,000) in the event a decision is made to start production on the property.

6.3	Sadie

The Company holds the Sadie property located southwest of the town of Lebel-sur-Quévillon.

6.4	Sleeping Giant S-E

The Company holds the Sleeping Giant S-E property located northeast of the town of Amos.

6.5	Bell

The Company holds the Bell property located west of the town of Lebel-sur-Quévillon.

6.6	Fonteneau-Themines

The Company holds the Fonteneau-Themines property located west of the town of Lebel-sur-Quévillon.

6.7	North Shore

The Company holds the North Shore property located north of the town of Lebel-sur-Quévillon.

6.8	Bernetz

The Company holds the Bernetz property located west of the town of Lebel-sur-Quévillon.

6.9	Cedar Rapids

The Company holds the Cedar-Rapids property located south of the town of Lebel-sur-Quévillon.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

6.	EXPLORATION AND EVALUATION ASSETS (CONT’D)

6.10	Mazarin-Glandelet

The Company holds the Mazarin-Glandelet property located north of the town of Amos.

6.11	Dalet

The Company holds the Dalet property located north of the town of Amos.

6.12	Pakodji

The Company holds the Pakodji property located west of the town of Lebel-sur-Quévillon.

6.13	Comtois Southwest

The Company holds the Comtois Southwest property located west of the town of Lebel-sur-Quévillon.

6.14	Windfall Lake

The Company has signed a purchase and sale agreement (the “Noront Agreement”) with Noront Resources Ltd. (“Noront”) to acquire Noront’s 25 percent interest in the Windfall Lake Project. The Company has agreed to pay Noront a sum of $10 million in cash plus three million warrants which entitle Noront to purchase common shares of the Company on a one-to-one basis, such warrants having an exercise price of $2.20 per common share of the Company (being the closing price of common shares of the Company on December 4, 2012) and expiring at 5:00 PM (Toronto time) on December 4, 2013. The Company will, subject to certain conditions, pay to Noront an additional amount in the event that the Company acquires, directly or indirectly, Eagle Hill’s 75 percent interest in the Windfall Lake Property by way of merger or other acquisition of all issued and outstanding common shares of Eagle Hill (the “75 Percent Interest”) equal to the difference (if any) between (i) one third of the purchase price paid by the Company for the 75 Percent Interest and (ii) $10 million. Consideration for the additional payment will be the Company common shares.

Pursuant to the Noront agreement and subject to certain conditions, the Company has the right to direct Noront to enforce its rights under the option agreement dated July 20, 2009 between Noront and Eagle Hill (the “Option Agreement”) including its right to repurchase the 75 Percent Interest from Eagle Hill and transfer the 75 Percent Interest to the Company, provided that (i) Noront agrees that the repurchase should be exercised; (ii) the Company shall pay to Noront up to $6,000,000 at the time of completion of the repurchase; and (iii) no other consideration shall be paid by the Company to Noront in connection with the repurchase and the transfer of the 75 Percent Interest to the Company.

The Noront Agreement is subject to certain conditions. In particular, the Company’s obligation to purchase Noront’s 25 percent interest in the Windfall Lake Project is subject to its acquisition of the 75 Percent Interest, or Noront obtaining the consent of Eagle Hill pursuant to the Option Agreement for the transfer of Noront’s 25 percent interest and any required regulatory approvals, including that of the TSX Venture Exchange.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

7.	TERM LOANS

On December 18, 2012, the Company closed a total of $3,250,000 in secured term loans with City Securities Ltd (a corporation owned by Seager Rex Harbour who owns directly or indirectly more than 10% of the Company) and Monemvasia PTY Ltd (a corporation associated with Kevin Tomlinson, a director of the Company) (the “Lenders”). The term loans bear an interest rate of 12% per annum (effective rate of 16.45% per annum) and are intended to be outstanding during an interim period until a debt facility is completed. The term loans will mature on March 31, 2014 (the “Maturity Date”), unless repaid or redeemed earlier in accordance with the terms and conditions of the term loans. The term loans were guaranteed by hypothecs on the important claims of the Company related to Comtois.

The Company agreed to pay the Lenders structuring fees equal to 5% of the term loans for $162,500. The Company also incurred $19,900 of legal fees relating to the term loans. Total expenses for $182,400 were recorded against the term loans and will be amortized over a period up to the Maturity date. If the term loans are repaid earlier, the unamortized portion of expenses will be amortized in full at that time.

8.	EQUITY

8.1	Share capital

a)	Authorized

Unlimited number of common shares without par value. All shares are equally eligible to receive dividends and the repayment of capital, and represent one vote each at the shareholders’ meetings of the Company.

b)	Private placements

On February 16, 2011, the Company completed a private placement of 547,625 units for an aggregate gross proceeds of $4,381,000. Each unit is comprised of one flow-through share and one-half of one warrant, with each whole warrant exercisable at $8.00 per share until August 16, 2012. An amount of $205,360 relating to the warrants portion was recognized as an increase to warrants in equity and an amount of $1,136,322 relating to the liabilities portion as liabilities related to the issuance of flow-through share units in the statement of financial position. The Company paid a finder’s fee of 6% of the gross proceeds of the offering.

On March 21, 2011, the Company completed a private placement of 258,202 units for an aggregate gross proceeds of $2,065,616. Each unit is comprised of one flow-through share and one-half of one warrant, with each whole warrant exercisable at $8.00 per share until September 21, 2012. An amount of $73,588 relating to the warrants portion was recognized as an increase to warrants in equity and an amount of $546,097 relating to the liabilities portion as liabilities related to the issuance of flow-through share units in the statement of financial position. The Company paid a finder’s fee of 5% of the gross proceeds of the offering.

On August 5, 2011, the Company completed a private placement of 237,923 units for an aggregate gross proceeds of $2,046,138. Each unit is comprised of one flow-through share and one-half of one warrant, with each whole warrant is exercisable at $8.60 per share for an 18 month period, expiring on February 5, 2013. An amount of $37,616 relating to the warrants portion was recognized as an increase to warrants in equity and an amount of $885,526 relating to the liabilities portion as liabilities related to the issuance of flow-through share units in the statement of financial position. The Company agreed to pay a finder’s fee of 5% of the gross proceeds of the offering.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

8.	EQUITY (CONT’D)

On August 19, 2011, the Company completed a private placement of 110,914 units for an aggregate gross proceeds of $953,860. Each unit is comprised of one flow-through share and one-half of one warrant, with each whole warrant is exercisable at $8.60 per share for an 18 month period, expiring on February 18, 2013. An amount of $7,697 relating to the warrants portion was recognized as an increase to warrants in equity and an amount of $424,867 relating to the liabilities portion as liabilities related to the issuance of flow-through share units in the statement of financial position. The Company agreed to pay a finder’s fee of 5% of the gross proceeds of the offering.

On December 21, 2011, the Company completed a private placement of 1,607,143 units for an aggregate gross proceeds of $13,500,001. Each unit is comprised of one flow-through share and one-half of one warrant, with each whole warrant is exercisable at $8.40 per share for an 18 month period, expiring on June 21, 2013. An amount of $554,464 relating to the warrants portion was recognized as an increase to warrants in equity and an amount of $4,765,179 relating to the liabilities portion as liabilities related to the issuance of flow-though share units in the statement of financial position. The Company agreed to pay a finder’s fee of 5% of the gross proceeds of the offering.

8.2	Warrants

A summary of the status of the warrants outstanding, allowing the holders to subscribe a corresponding number of common shares is presented in the following table:

	2012		2011
	Number of warrants	Weighted average exercise prices	Number of warrants	Weighted average exercise prices
		$		$
Balance, at the beginning	1,693,911	8.25	313,016	8.00
Issued	—	—	1,380,895	8.31
Expired	(715,928)	8.00	—	—

Balance, at the end	977,983	8.44	1,693,911	8.25

For the warrants issued in 2011 the average fair value of $0.64 for a total amount of $878,725 was estimated using the Black Scholes valuation model with the following weighted average assumptions:

2011
Average share price at date of grant	5,13$
Expected dividends yield	—
Expected weighted volatility	50.72%
Risk-free interest average rate	1.28%
Expected average life	18 mois
Average exercise price at date of grant	$8.31

The underlying expected volatility was determined by reference to historical data of the Company’s shares over a period of 18 months.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

8.	EQUITY (CONT’D)

Outstanding warrants entitle their holder to subscribe to an equivalent number of common shares as follow:

	December 31, 2012
		Exercise
Expiry date	Number	price
		$
February 5, 2013	118,957	8.60
February 18, 2013	55,454	8.60
June 21, 2013	803,572	8.40

	977,983

9.	SHARE-BASED COMPENSATION

Under its share option plan, the Company may grant a maximum of 5,000,000 share purchase options to its directors, officers, employees and consultants. The exercise price of each option may not be lower than the market price of the Company’s share on the TSX Venture Exchange the day preceding the date of the grant and the term of an option cannot exceed 5 years. The options are exercisable at the date of the grant.

The plan provides that the number of shares reserved for issuance in favour of insiders may not exceed 10% of the then outstanding shares and that the number of shares reserved for issuance to any beneficiary may not exceed 5% of the then outstanding shares.

The number of shares reserved for consultants performing investors’ relation activities for a period of 12 months may not exceed 2% of the outstanding shares of the Company. These options gradually vest over a 12 months period at a rate of the quarter of the options vesting in any three-month period.

On April 28, 2011, the Company granted 435,000 five-year share options to some of its directors and officers. A remuneration expense in the amount of $1,317,615 (fair value of $3.03 per option) has been recorded of which $957,615 has been recognized in the statement of comprehensive loss and $360,000 in exploration and evaluation assets.

On August 26, 2011, the Company granted 250,000 five-year share options to some of its directors and officers. A remuneration expense in the amount of $552,500 (fair value of $2.21 per option) has been recorded in the statement of comprehensive loss.

On December 7, 2012, the Company granted 860,000 five-year share options to some of its directors, officers and consultants. A remuneration expense in the amount of $713,800 (fair value of $0.83 per option) has been recorded of which $672,300 has been recognized in the statement of comprehensive loss and $41,500 in exploration and evaluation assets.

All share-based payments will be settled in equity. The Company has no legal or constructive obligation to repurchase or settle the options.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

9.	SHARE-BASED COMPENSATION (CONT’D)

A summary of the status of the share options outstanding and exercisable is presented below:

	2012		2011
		Weighted		Weighted
	Number of	average	Number of	average
	outstanding	exercise	outstanding	exercise
	options	prices	options	prices
		$		$
Balance, at the beginning	1,942,500	4.42	1,989,500	3.23
Granted	860,000	2.20	685,000	5.94
Expired	—	—	(200,000)	6.20
Exercised	(247,500)	1.57	(532,000)	1.25
Cancelled	(530,000)	5.68	—	—

Balance, at the end	2,025,000	3.50	1,942,500	4.42

The weighted average share price at the date of exercise was $3.58 ($5.34 in 2011).

The following table summarizes information about share options:

	December 31, 2012
	Number of	Exercise
Expiry date	options	price
		$
April 27, 2014	490,000	1.85
November 10, 2015	390,000	6.20
April 28, 2016	285,000	6.54
December 7, 2017	860,000	2.20

	2,025,000

The weighted fair value of the granted share options of $0.83 ($2.81 in 2011) was determined using the Black-Scholes option pricing model and based on the following weighted average assumptions:

	2012	2011
Average share price at date of grant	$2.20	$5.95
Dividends yield	—	—
Expected weighted volatility	62.32%	49.78%
Risk-free interest average rate	1.37%	2.56%
Expected average life	5 years	5 years
Average exercise price at date of grant	$1.75	$5.94

The underlying expected volatility was determined by reference to historical data of the Company’s shares over a period of 60 month. No special features inherent to the options granted were incorporated into measurement of fair value.

In total, an amount of $713,800 ($1,925,875 in 2011) of compensation expenses (all of which relates to transactions where payment is based on the shares which will be settled in equity instruments) of which $672,300 ($1,565,875 in 2011 including $55,760 related to share options vested in 2011 and granted in 2010) has been recognized in the statement of comprehensive loss and $41,500 ($360,000 in 2011) in exploration and evaluation assets and the offset was applied against contributed surplus.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

10.	FINANCIAL ASSETS AND LIABILITIES

The carrying amounts and fair values of financial instruments presented in the statement of financial position are as follow:

	December 31, 2012		December, 31 2011
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
	$	$	$	$
Financial assets
Loans and receivables
Cash and cash equivalents	3,126,129	3,126,129	15,169,610	15,169,610
Financial liabilities
Financial liabilities measured at amortized cost
Accounts payable and accrued liabilities	2,370,541	2,370,541	1,953,756	1,953,756
Term loans	3,091,383	3,091,383	—	—

The carrying value of cash and cash equivalents and accounts payable and accrued liabilities are considered to be a reasonable approximation of fair value because of the short-term maturity of these instruments. The fair value of the term loans is estimated using analysis of discounted cash flows based on current borrowing rates which apply to similar borrowings and approximates the carrying value.

See Note 3.4 for a description of the accounting policies for each category of financial instruments. The Company’s objective and method regarding the management of its financial instruments risks are detailed in Note 16.

11.	LOSS PER SHARE

The calculation of basic loss per share is based on the loss for the period divided by the weighted average number of shares in circulation during the period. In calculating the diluted loss per share, potential dilutive ordinary shares such as share options and warrants have not been included as they would have the effect of decreasing the loss per share which would be considered to be antidilutive. Details of share options and warrants issued that could potentially dilute earnings per share in the future are given in Note 8.2 and 9.

Both the basic and diluted loss per share have been calculated using the loss attributable to the shareholders of the Company as the numerator, i.e. no adjustment to the loss was necessary in 2011 and 2010.

	2012	2011
Net loss	($2,118,091)	($1,804,705)
Weighted average number of shares outstanding	26,825,880	24,609,102
Basic and diluted loss per share	($0.08)	($0.07)

There have been no other transactions involving shares between the reporting date and the date of authorization of these financial statements.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

12.	ADDITIONAL INFORMATIONS ON THE CASH FLOWS

The changes in working capital items are detailed as follows:

	2012	2011
	$	$
Sales tax receivable	138,996	(19,852)
Prepaid expenses	16,186	(28,001)
Accounts payable and accrued liabilities	955,151	108,812

	1,110,333	60,959

Non cash transactions included in the statement of financial position are the following:

	2012	2011
	$	$
Accounts payable related to exploration and evaluation assets	946,454	1,484,820
Exercise of share options	280,837	425,361
Tax credits receivable	167,286	—
Share-based payment related to exploration and evaluation assets	41,500	360,000
Deferred income taxes include in the share issue expenses	15,029	429,144

13.	RELATED PARTY TRANSACTIONS

13.1	Compensation to key management

Key management personnel of the Company are members of the board of directors, as well as the president, the chief operating officer and the chief financial officer. Key management remuneration is as follows:

	2012	2011
	$	$
Short-term benefits:
Salaries, remuneration and other employee benefits expenses 1)	529,925	255,711
Salaries and other employee benefits expenses capitalized in exploration and evaluation assets	226,712	212,042
Professional and contractual fees	6,000	6,000
Professional fees related to proxy contest	85,000	—
Share-based payment:
Share-based compensation	643,250	1,510,115
Share based compensation capitalized in exploration and evaluation assets	—	360,000

Total compensation	1,490,887	2,343,868

1)	Includes a $40,000 termination benefits payment.

In 2012, key management exercised 200,000 options at a price of $1.51 and 40,000 options at a price of $1.85 for a total of $376,000. In 2011, key management exercised 62,000 options at a price of $0.35, 180,000 options at a price of $0.70, 50,000 options at a price of $1.51 and 240,000 options at a price of $1.85 for a total of $667,200.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

13.	RELATED PARTY TRANSACTIONS (CONT’D)

13.2	Other related party transactions

In addition to the amounts listed above in the compensation to key management in note 13.1:

•	In 2012, professional fees and disbursements of $55,071 ($46,100 in 2011) have been paid to an officer;

•	In 2012, an officer exercised 7,500 options at a price of $1.51 for a total of $11,325 (in 2011, 10,000 options at a price of $0.70 for a total of $10,000).

As at December 31, 2012, the balance due those related parties amounted to $10,942 (none as at December 31, 2011).

Unless otherwise stated, none of the transactions incorporated special terms and conditions and no guarantee was given or received. Outstanding balances are usually settled in cash.

14.	INCOME TAX

Relationship between tax expense and accounting profit or loss

The reported income tax rate of the Company differs from the combined federal and provincial income tax rate in Canada. The difference result of the following elements:

	IFRS
	2012	2011
	$	$
Loss before income taxes	(4,492,600)	(2,657,760)
Income tax expenses attributable to earnings computed by applying the combined federal and provincial income tax rate of 26.6% (28.4% in 2011)	(1,208,510)	(754,804)
Adjustment for following elements
Variation of income tax rate	—	16,069
Deferred income assets not recognized previously	—	(818,421)
Tax effect of issuance of flow-through share units	4,087,686	3,432,133
Reversal other liabilities attributable to issuance of flow-through share units	(5,435,214)	(3,277,476)
Share-based compensation	180,849	541,549
Non deductible items and other	680	7,895

	(2,374,509)	(853,055)

The 2012, reported income tax is different from year 2011 reported income tax due to the federal tax rate variation.

Composition of deferred income taxes in the income statements

	Year ended December 31,
	2012	2011
	$	$
Inception and reversal of temporary differences	(1,026,981)	(205,360)
Income tax rates variation	—	16,069
Tax impact of expenses incurred for flow-through share units	4,087,686	3,432,133
Reversal other liabilities attributable to issuance of flow-through shares	(5,435,214)	(3,277,476)
Temporary difference not recorded	—	(818,421)

	(2,374,509)	(853,055)

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

14.	INCOME TAX (CONT’D)

Variation of 2012 deferred income taxes

	Balance January 1, 2012	Recognized in profit and loss	Reversal of other liabilities	Equity	Balance December 31, 2012
	$	$	$	$	$
Property, plant and equipment	70,535	6,053	—	—	76,588
Intangible	14,111	—	—	—	14,111
Exploration and evaluation assets	(3,698,530)	1,362,890	(5,435,214)	—	(7,770,854)
Tax credits receivable	—	(17,332)	—	—	(17,332)
Share issue expenses and term loans structuring fees	429,143	(137,065)	—	15,029	307,107
Non capital loss	1,189,463	1,159,963	—	—	2,349,426

	(1,995,278)	2,374,509	(5,435,214)	15,029	(5,040,954)

Variation of 2011 deferred income taxes

	Balance January 1, 2011	Recognized in profit and loss	Reversal of other liabilities	Equity	Balance December 31, 2011
	$	$	$	$	$
Property, plant and equipment	—	70,535	—	—	70,535
Intangible	—	14,111	—	—	14,111
Exploration and evaluation assets	(106,746)	(314,308)	(3,277,476)	—	(3,698,530)
Share issue expenses	—	—	—	429,143	429,143
Non capital loss	106,746	1,082,717	—	—	1,189,463

	—	853,055	(3,277,476)	429,143	(1,995,278)

As at December 31, 2012, expiration dates of losses and tax credits available to reduce future years’ income tax are:

	Losses available		Tax credits available
	Federal	Provincial	Federal	Provincial
	$	$	$	$
2014	204,690	200,044	—	963
2015	127,639	121,665	—	659
2016	—	—	—	106,617
2017	—	—	—	190,944
2026	174,407	134,161	110,860	—
2027	240,884	231,187	124,113	—
2028	412,796	401,471	294,176	—
2029	666,231	658,144	258,690	—
2030	897,102	887,242	593,398	—
2031	1,753,740	1,738,008	—	—
2032	4,309,119	4,295,601	39,475	—

	8,786,608	8,667,523	1,420,712	299,183

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

15.	CAPITAL MANAGEMENT POLICIES AND PROCEDURES

The Company’s capital management objectives are:

•	To ensure the Company’s ability to continue as a going concern;

•	To increase the value of the assets of the business; and

•	To provide an adequate return to owners of the parent in the future.

These objectives will be achieved by identifying the right exploration projects, adding value to these projects and ultimately taking them through to production or sale and cash flow, either with partners or by the Company’s own means.

The Company defines capital as the carrying amount of equity. Capital for the reporting periods under review is summarized in Note 8 and in the statement of changes in equity.

The Company is not exposed to any externally imposed capital requirements except when the Company issues flow-through shares for which an amount should be used for exploration work. See all the details in Notes 8.1 and 18.

The Company sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may return capital to shareholders, issue new shares, or sell assets to reduce debt. When financing conditions are not optimal, the Company may enter into option agreements or other solutions to continue its activities or may slow its activities until conditions improve.

No changes were made in the objectives, policies and processes for managing capital during the reporting periods.

16.	FINANCIAL INSTRUMENT RISKS

The Company is exposed to various risks in relation to financial instruments. The Company’s financial assets and liabilities by category are summarized in Note 10. The main types of risks are market risk, credit risk and liquidity risk.

The Company’s risk management is coordinated closely with the Board of Directors. The objectives are to secure short- to medium-term cash while minimizing the exposure to financial markets.

The Company does not actively engage in the trading of financial assets for speculative purposes.

No changes were made in the objectives, policies and processes relating to the risk management during the reporting periods. The most significant financial risks to which the Company is exposed are described below:

Interest rate sensitivity

Banker acceptances bear interest at a fixed rate and the Company is, therefore, exposed to the risk of changes in fair value resulting from interest rate fluctuations. All the investments are at amortized cost so there is no impact on profit or loss related to the fair value variation.

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

16.	FINANCIAL INSTRUMENT RISKS (CONT’D)

Credit risk

Credit risk relates to the risk that one party to a financial instrument will not fulfill some or all of its obligations, thereby causing the Company to sustain a financial loss. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets, cash and cash equivalents at the reporting date for amounts of $3,126,129 at December 31, 2012 and $15,169,610 at December 31, 2011.

The risk related to cash and cash equivalents is considered negligible since the Company is dealing with reputable Canadian-based financial institutions whose credit ratings are excellent. The Company’s management considers that all the above financial assets are of good credit quality.

Liquidity risk

The risk management of liquidity aims at maintaining sufficient cash and cash equivalents in order to ensure that the Company has the required funds to meet either from private or public offerings. During the year the Company has sustained its exploration program and working capital requirement by flow-through share financing and the exercise of share options. Obligations of the Company in terms of liabilities and other payables mature over the next 90 days. The Company’s existing cash and cash equivalents resources significantly exceed the current cash outflow requirements.

17.	OPERATING LEASE

The Company’s future minimum operating lease payments are as follows:

December 31, 2012
$
Within 1 year	31,224
1 to 5 years	20,816
After 5 years	—

Total	52,040

In 2011, the Company has rented premises for one year from September 1, 2011 to August 31, 2012 and the monthly rent is $2,540, including operational expenses and municipal taxes. In March 2012, an amendment was signed to extend the lease up to August 31, 2014. In December 2012, an amendment was signed to establish the rent at $2,602 per month.

Lease payments recognized as an expense during the reporting period amount to $30,480 ($10,160 in 2011). This amount consists of minimum lease payments.

18.	CONTINGENCIES AND COMMITMENTS

The Company is funded in part by the issuance of flow-through shares and under the tax rules regarding this type of financing, the Company is required to conduct mineral exploration work. These tax rules also set deadlines for the completion of exploration work to be undertaken no later than the first of the following dates:

MAUDORE MINERALS LTD.

Notes to Financial Statements

Years ended December 31, 2012 and 2011

(in Canadian dollars)

18.	CONTINGENCIES AND COMMITMENTS (CONT’D)

•	Two years following the flow-through placements;

•	One year after the Company has renounced the tax deductions relating to the exploration work.

Commitments to carry out exploration work that are not respected are subject to a combined tax rate of 30% (Canada and Quebec). However, there is no guarantee that expenses incurred will qualify as Canadian exploration expenses, even if the Company is committed to take all necessary measures in this regard. The refusal of certain expenses by the tax authority would have a negative tax impact for investors.

As of December 2010, the Company renounced tax deductions of $5,008,264 following flow-through placements realised on December 30, 2010. An amount of $954,702 has been recorded as recovery of deferred income taxes against the comprehensive loss in 2011, the Company having engaged all the related exploration expenses.

As of December 31, 2011, the Company renounced tax deductions of $22,946,615 following several flow-through placements. As of December 31, 2011, an amount of $5,435,214 has been recorded in the liabilities related to issuance of flow-through share units and $3,277,476 was recorded as recovery of deferred income taxes against the comprehensive loss in 2011, the Company having engaged part of the related exploration expenses. As of December 31, 2012, the $5,435,214 of liabilities related to issuance of flow-through share units was reversed in the comprehensive loss as recovery of deferred income taxes since the Company had engaged all the exploration expenses relating to the 2011 flow-though private placements.

19.	SUBSEQUENT EVENTS

19.1	Acquisition of NAP Quebec Mines Ltd and $22 million credit facility

On March 22, 2013, the Company acquired the Sleeping Giant Mill and the Quebec-based gold assets from North American Palladium Ltd. (“NAP”) through the acquisition of all of the outstanding shares of NAP Quebec Mines Ltd. (“NAP Quebec”) in accordance with a purchase agreement.

In consideration for the shares of NAP Quebec, the Company has paid to NAP a cash consideration of $18 million which has been funded through the credit facility described below, and has issued to NAP 1,500,000 common shares. The TSX Venture Exchange has approved the acquisition.

The $18 million purchase price for the shares of NAP Quebec is fully funded by a senior secured credit facility in the amount of $22 million provided to the Company by FBC Holdings Sarl (“FBC”), an arm’s length party, on March 22, 2013 (the “Credit Facility”). The Credit Facility bears interest at the rate of 15% per annum, payable quarterly in arrears, with a maturity date of March 22, 2016. In order to secure repayment of the Credit Facility, the Company has granted to FBC a first-ranking charge over all of its and its subsidiaries’ present and future personal property and material real property, including specified mining rights.

In consideration of the commitment made by FBC under the Credit Facility and in lieu of further structuring fees, the Company has issued to FBC 1,760,000 common shares and 880,000 common share purchase warrants. Each warrant shall entitle FBC to subscribe for one common share during a period of 2 years following the date of its issuance, at a price equal to $1.08, being the closing price of common shares of the Company on the TSXV on March 22, 2013. The TSXV has approved the issuance of the common shares and warrants to FBC.